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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                        ______________________________

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



Date of Report: February 18, 1999

MECH FINANCIAL, INC.
Exact name of registrant as specified in its charter

State of Connecticut                    000-23557           06-1500984
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State or other jurisdiction             Commission File     IRS Employer
of Incorporation                        Number              Identification No.

100 Pearl Street
Hartford, CT                                                            06103
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Address of principal executive offices                              (Zip Code)


Registrant's phone number:  (860) 293-4000
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                                     ITEM 2
                             DISPOSITION OF ASSETS

             PEARL STREET ASSOCIATES, LP, ANNOUNCES  BUILDING SALE

MECH Financial, Inc.(NASDAQ: MECH; parent of Mechanics Savings Bank), and BankBoston, announced the sale of their banking and office complex at 100 Pearl Street in Hartford to the New Boston Pearl Limited Partnership, an independent third party, for $32.75 million.

MECH Financial President and Chief Executive Officer, Edgar C. Gerwig, said "The sale of our interest in our headquarters building is immediately accretive to earnings and the $15.2 million net proceeds will be redeployed into higher yielding loans and investments. Annual earnings will increase approximately $0.05 per share as a result of the transaction. In addition, the $2.1 million one-time gain will increase earnings per share by $0.27 in the first quarter." Mechanics Savings Bank will continue to occupy its banking and office space at 100 Pearl Street under a long-term lease.


New Boston Pearl Limited Partnership is an operating partnership of the New Boston Real Estate Investment Funds, a Boston-based, private real estate Fund with assets over $500 million, which owns over 5.5 million square feet in New England and Indianapolis. This acquisition brings New Boston Fund's Connecticut portfolio to in excess of 1.5 million square feet.


                                  Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MECH Financial, Inc.
                                        --------------------
                                        Registrant


Date: February 18, 1999                 By: /s/ Thomas M. Wood
                                            ------------------
                                            Thomas M. Wood, Executive Vice
                                            President and Treasurer